Exhibit 4.1

GENERAL MILLS, INC.

OFFICERS’ CERTIFICATE
AND
AUTHENTICATION ORDER

Pursuant to the Indenture, dated as of February 1, 1996 (as amended, the “Indenture”),

between General Mills, Inc. (the “Company”) and U.S. Bank National Association (formerly known as First Trust of Illinois, National Association), as trustee (the “Trustee”), resolutions adopted by the Board of Directors of the Company on April 24, 2012 and resolutions adopted by the Finance Committee of the Board of Directors of the Company on June 24, 2013 (all such resolutions being referred to herein collectively as the “Resolutions”), and an Officers’ Certificate and Authentication Order dated January 31, 2013, the Company established the terms of a series of Securities in accordance with Section 301 of the Indenture bearing the title “Floating Rate Notes due 2016” (the “Notes”) and established the form of the Notes in accordance with Section 201 of the Indenture. This Officers’ Certificate and Authentication Order is being delivered to the Trustee pursuant to the Indenture and the Resolutions to request the authentication and delivery of additional Notes pursuant to Section 303 of the Indenture and to comply with the provisions of Section 102 of the Indenture.

Capitalized terms used but not defined herein and defined in the Indenture shall have the respective meanings ascribed to them in the Indenture.

Pursuant to Section 303 of the Indenture, you are hereby requested, as Trustee under the Indenture, to authenticate, in the manner provided by the Indenture, $250,000,000 aggregate principal amount of the Notes registered in the name of Cede & Co., which Notes have been heretofore duly executed by the proper officers of the Company and delivered to you as provided in the Indenture, and to deliver said authenticated Notes to J.P. Morgan Securities LLC through the facilities of The Depository Trust Company against payment therefor on October 29, 2013.

Each of the undersigned has read the pertinent sections of the Indenture, including Section 303 thereof and the definitions in the Indenture relating thereto, and certain other corporate documents and records. In the opinion of each of the undersigned, the undersigned has made such examination or investigation as is necessary to enable the undersigned to express an informed opinion as to whether or not the conditions precedent to the issuance, authentication and delivery of such Securities contained in the Indenture have been complied with. In the opinion of the undersigned, all conditions precedent to the issuance, authentication and delivery of the Notes have been complied with.

Insofar as this Officers’ Certificate and Authentication Order relates to legal matters, it is based upon the Opinion of Counsel delivered by the Company to the Trustee contemporaneously herewith.

IN WITNESS WHEREOF, the undersigned have hereunto signed our names on behalf of the Company.

Dated: October 29, 2013

GENERAL MILLS, INC.

By /s/ Donal L. Mulligan
Donal L. Mulligan
Its Executive Vice President, Chief Financial Officer

By /s/ Kofi A. Bruce
Kofi A. Bruce
Its Vice President, Treasurer

CERTIFICATION

I, Chris A. Rauschl, an Assistant Secretary of the Company, do hereby certify that Donal L. Mulligan is on the date hereof the duly elected or appointed Executive Vice President, Chief Financial Officer of the Company and the signature set forth above is his own true signature, and further certify that Kofi A. Bruce is on the date hereof the duly elected or appointed Vice President, Treasurer of the Company and the signature set forth above is his own true signature.

/s/ Chris A. Rauschl
Chris A. Rauschl
Assistant Secretary